EX. 99.28(d)(10)(ix)

Amendment  to

Investment Sub-Advisory Agreement among

Jackson National Asset Management, LLC,

BNY Mellon Asset Management North America Corporation
(formerly Mellon Capital Management Corporation), and

Jackson Variable Series Trust

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), BNY Mellon Asset Management North America Corporation (formerly Mellon Capital Management Corporation), a corporation organized under the laws of Delaware and registered investment adviser (the “Sub-Adviser”), and Jackson Variable Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust, as listed on Schedule A of the Agreement (the “Tactical ETF Funds”).

Whereas, the Board of Trustees of the Trust approved the following name changes for the Tactical ETF Funds, effective August 13, 2018:

1)	JNL Tactical ETF Moderate Fund to the JNL iShares Tactical Moderate Fund; and

2)	JNL Tactical ETF Moderate Growth Fund to the JNL iShares Tactical Moderate Growth Fund; and

3)	JNL Tactical ETF Growth Fund to the JNL iShares Tactical Growth Fund.

Whereas, the Parties have agreed to amend Schedule A, Schedule B, and Schedule D-1 of the Agreement, effective August 13, 2018, to reflect the Fund name changes as outlined above.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated August 13, 2018, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated August 13, 2018, attached hereto.

3.	Schedule D-1 to the Agreement is hereby deleted and replaced in its entirety with Schedule D-1 dated August 13, 2018, attached hereto.

4.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed and effective August 13, 2018.

Jackson National Asset Management, LLC		BNY Mellon Asset Management North America Corporation

By:	/s/ Mark D. Nerud	By:	/s/ Almond Goduti
Name:	Mark D. Nerud	Name:	Almond Goduti
Title:	President and CEO	Title:	Managing Director

Jackson Variable Series Trust

By:	/s/ Adam C. Lueck
Name:	Adam C. Lueck
Title:	Assistant Secretary

Schedule A
Dated August 13, 2018
 (Funds)

JNL iShares Tactical Moderate Fund
JNL iShares Tactical Moderate Growth Fund
JNL iShares Tactical Growth Fund

A-1

Schedule B
Dated August 13, 2018
(Compensation)

Fund	Assets	Annual Rate (Based on Average Net Assets of each Fund)
JNL iShares Tactical Moderate Fund	$0 to $750 million $750 million to $2 billion Over $2 billion	0.030% 0.015% 0.010%
JNL iShares Tactical Moderate Growth Fund	$0 to $750 million $750 million to $2 billion Over $2 billion	0.030% 0.015% 0.010%
JNL iShares Tactical Growth Fund	$0 to $750 million $750 million to $2 billion Over $2 billion	0.030% 0.015% 0.010%

B-1

Schedule D-1
Dated August 13, 2018
(Investment Model Implementation Process)

Investment Model Implementation Process for the following Funds (each a “Fund” and collectively, the “Funds”):

1. JNL iShares Tactical Moderate Fund
2. JNL iShares Tactical Moderate Growth Fund
3. JNL iShares Tactical Growth Fund

Investment Model Implementation Process:

Adviser shall, from time to time, provide the Sub-Adviser instructions for the investment of the Funds including (i) lists of specific exchange traded funds (“ETFs”) or other securities to be purchased by the Sub-Adviser for each Fund and (ii) the allocation weightings for each such ETF or other security for each Fund.  The Sub-Adviser will implement such instructions within a reasonable period of time after receiving them. In addition, Sub-Adviser and Adviser will comply with trade allocation procedures that are mutually agreed upon by Sub-Adviser and Adviser.

D-1